Exhibit (a)(10.2)


                                      26 February 2001



Mr. Leonard Broese van Groenou
202 N. Broad Street
Allentown, PA  18104

Dear Leonard:

         In view of your appointment to serve on the Corporate Executive Committee effective 26 February 2001 and in accordance with the resolution of the Board of Directors adopted on 15 September 1999, this is to confirm to you that Air Products and Chemicals, Inc. ("Air Products") has amended that certain severance agreement between you and Air Products dated 16 September 1999 (the "Agreement") by amending and restating in their entirety effective as of 26 February 2001 the following paragraphs of Subsection 4B of the Agreement (the revisions therein being portrayed in italics):

         (i) Cash Payment. The Company will pay to you on or before the fifth day following your Termination Date, a lump sum cash payment equal to the sum of the following amounts:

             (a) Your Base Salary through your Termination Date at the higher of the rate in effect on the Termination Date or the rate in effect immediately before any purported reduction in your Base Salary constituting Good Reason (such amount to be reduced by the amount of any Base Salary payments previously paid by the Company to you for the same period or any portion thereof under Subsection 3D above or otherwise);

             (b) The product of (I) the amount of the Target Annual Bonus for which you would have been eligible if you had been employed by the Company on the last day of the Fiscal Year or other bonus performance cycle that includes your Termination Date, multiplied by (II) a fraction of which the numerator is the number of days which have elapsed in such Fiscal Year through the Termination Date and the denominator is 365.

             (c) Three times your Base Salary at the rate required by subparagraph (i)(a) above and;

Leonard Broese van Groenou
26 February 2001
Page 2


             (d) Three times the Target Annual Bonus for the Fiscal Year or other bonus performance cycle in which your Termination Date occurs; and

             (e) A pension payment equal to the difference between the actuarial present values as of the Termination Date of (i) the pension benefits you will receive under the Pension Plan and (ii) the pension benefits you would receive by adding up to two years of credited service to your credited service under the Pension Plan as of your Termination Date (such credited service under this Agreement and the Pension Plan not to exceed 40 years in the aggregate), or, if you have attained or are entitled to 40 years of credited service under the Pension Plan as of your Termination Date, by applying three annual increases to your Base Salary each at a rate of increase, on a percentage basis, equal to the average annual percentage increase in your Base Salary during the three full Fiscal Years immediately preceding the beginning of the Contract Period. For purposes of determining present values in calculating this pension payment, it shall be assumed that your benefits will commence in the form of a straight life annuity as of the later of the Termination Date or the date on which you could retire and commence a benefit under the Pension Plan without reduction for commencement before the normal retirement date under such Plan were you employed by the Company on such date. The interest rate used for such purposes shall be the average of the average monthly yields for municipal bonds published monthly by Moodys Investors' Service Inc. for the three months immediately preceding your Termination Date. For purposes of determining actuarial present values in calculating the pension payment, life expectancy assumptions used by the Plans's actuaries for other purposes shall be used. The calculation of the pension payment described in this subparagraph shall be made by a nationally recognized firm of enrolled actuaries acceptable to you and the Company. The Company shall pay the reasonable fees and expenses of such actuarial firm. The calculation made by such actuarial firm shall be binding on you and the Company.

             (f) For purposes of subparagraphs (i)(c), (i)(d) and (i)(e) of this Subsection 4B, in the event you have attained age 62 on or before your Termination Date, the amounts payable shall be reduced to an amount which bears the same proportion to the unreduced amount as the number of months preceding your sixty-fifth birthday bears to thirty six.

             (g) The amount of the payment described in (a)-(f) shall be reduced to the extent of any severance or redundancy benefit or payment sponsored by the Company and/or provided or required by applicable law or regulation, which is received by you on account of your Termination of Employment.

             (h) If the amount of the payment described in (a) - (g) above cannot be finally determined on or before the fifth day following the Termination Date, the Company will pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payment and will pay the remainder of such payment as soon as the amount thereof can be determined but in no event later than the thirtieth day after your Termination Date.

Leonard Broese van Groenou
26 February 2001
Page 3


         (ii) Insurance and Welfare Benefit Plans. The Company will provide for you and your dependents following your Termination Date until the earlier of three years following your Termination Date or your death, benefits equivalent to those provided by the Company under all life insurance, medical, dental, health and accident, long term disability, long term care plans or programs in which you were participating on your Termination Date or, in the event of a reduction in such benefits constituting Good Reason, equivalent to those provided immediately before such reduction; provided that, such benefits will not be provided beyond the period of time during which they would have been provided to you under such plans or programs, as in effect on your Termination Date or immediately before a reduction constituting Good Cause, had you not been Terminated other than for death, Retirement, Disability or Cause or Terminated for Good Reason, and such benefits will be provided for at least the period during which they would have been provided to you were this Agreement not in effect. In the event of your death during such three-year period, benefits in respect of you or to your beneficiaries will be provided in accordance with the terms of such plans or programs applicable to active employees of the Company. Any continuation of benefits pursuant to this subparagraph shall not run concurrent with any continuation rights provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and for purposes of applying COBRA with respect to your coverage under any group health plans, the end of coverage under this subparagraph shall be deemed to be the date of a qualifying event resulting from the termination of a covered employee.

         The terms and provisions of the Agreement, as amended as set forth above effective as of 26 February 2001, shall continue in full force and effect. If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                         Sincerely,
                         AIR PRODUCTS AND CHEMICALS, INC.



                         By:
                              ----------------------------------

                         Title: Chairman, President, and
                                Chief Executive Officer


AGREED TO THIS    DAY OF           2001
              ----      ----------


-------------------------------------

Enclosure